Contact:
Investor Relations	Stephen Forsyth	203-573-2213
Media	John Gustavsen	203-573-2213

Chemtura Discusses Actions to Improve Liquidity
and Weather the Economic Climate

MIDDLEBURY, CT – (February 10, 2009) – Chemtura Corp. (NYSE: CEM) today summarized recent strides to improve liquidity as well as its strategy to weather the current economic climate as a viable, strong competitor in the specialty chemicals marketplace.

Craig A. Rogerson, Chairman, President and CEO, commented: “In November and December Chemtura, like many companies, experienced a sharp drop in demand from customers as orders were delayed or reduced as the recession took hold.  With Chemtura’s overall financial performance and outlook impacted by the deteriorating macroeconomic climate the Company, as previously announced, sought relief from our lending banks and subsequently entered into a 90-day amendment and waiver agreement with lenders under its senior credit facility on December 30, 2008.”

Certain of the Company’s senior lenders further agreed to assist the Company in establishing a new U.S. accounts receivable facility to replace much of the liquidity that had previously been available under the Company’s existing accounts receivable facility.  On January 23, 2009, Chemtura closed on its new $150 million U.S. accounts receivable facility with a three-year term and terminated its former U.S. facility.

Rogerson continued: “In the meantime, we resolved to take firm measures to manage our liquidity going forward.  We are reducing indirect costs by $50 million as a result of eliminating layers, broadening job scope, and utilizing the capabilities delivered by consolidating our enterprise systems around SAP 6.0.  We are reducing our inventories by a substantial amount and have suspended our dividend.  We are continuing where possible to make variable the fixed costs at our manufacturing facilities by curtailing production lines and furloughing employees as required to balance the reduced demand from our customers.  We also retain a close focus on aggressively managing working capital to supplement our liquidity.  We made good progress in the fourth quarter and plan to make further progress in 2009.”

Rogerson said that one of the Company’s key objectives in the first half of 2009 is to secure the liquidity to meet the maturity of Chemtura’s 2009 Notes when they come due on July 15, 2009.

“Our primary and preferred path to obtain this liquidity is the sale of asset(s),” he said.  “We continue to pursue multiple asset divestment alternatives with multiple players and are in the midst of diligence activities with potential buyers.  As we evaluate all of our alternatives (including asset dispositions), we will act in the best interests of all our stakeholders. While there are no assurances of success until a transaction is completed, the process to sell an asset continues to make solid progress.”

Rogerson continued: “We have a solid portfolio of businesses today, and this will remain the case after an asset sale.  Some are high-margin industry leaders.  Others have good growth potential, while a few have significant challenges which we intend to resolve.”

Rogerson noted that all of the businesses were affected to some extent by the economic downturn, which intensified as the fourth quarter of 2008 progressed. However, the Company’s Polymer Additives business took the brunt of the reduction in demand from customers, with sales for the fourth quarter, 2008 down 35 percent compared to the fourth quarter, 2007.  Demand from electronic, building and construction, and polyolefin applications saw the most significant impact.

For the Company as a whole, fourth quarter sales were impacted to a slightly lesser extent, down 23 percent compared to a year ago. However, full year 2008 sales were down 5 percent.  This reflected first, the fact that the dramatic drop in demand did not occur until late in the year and, second, the divestiture of the Oleochemicals business, both of which were offset in part by higher selling prices due to raw material price increases and growth from some business segments.

The attached table details Chemtura’s unaudited sales by business segment for the fourth quarter and full year of 2008. As previously announced, the Company expects to release its 2008 fourth quarter and full year financial results on the evening of Wednesday, February 25, 2009, followed by a conference call at 9:00 am EST the following day.  Those results will quantify the previously announced impairment of goodwill and restructuring charges being taken in the fourth quarter, 2008.

Rogerson has had success in meeting challenges similar to those facing Chemtura, having been through difficult financial conditions before while serving as an executive, including as Chief Executive Officer of Hercules Inc.

“We are managing Chemtura’s businesses with the expectation that we will be here for the long run and that we will come out of this a more efficient and effective partner to our suppliers and customers, and a consistent, value-creating investment for our owners,” he said.  “We appreciate the commitment and support of our customers, suppliers and employees in this transitional period.”

Chemtura Corporation (NYSE:CEM), with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products.  Learn more about us on our Web site at www.chemtura.com.

Forward-Looking Statement

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Exchange Act of 1934.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	General economic conditions;
•	Significant international operations and interests;
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
•	The ability to retain sales volumes in the event of increasing selling prices;
•	The ability to absorb fixed cost overhead in the event of lower volumes;
•	Pension and other post-retirement benefit plan assumptions;
•	The ability to successfully complete its restructuring programs and the turnaround of our Polymer Additives segment;
•	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;
•
The ability to sustain profitability in our Crop Protection business due to new generic competition and the failure to secure new products and technology.  Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•	The ability to sell methyl bromide due to regulatory restrictions;
•	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and Crop Protection segments;
•	Changes in the availability and/or quality of our energy and raw materials;
•	The ability to collect our outstanding receivables;
•	Changes in interest rates and foreign currency exchange rates;
•	Changes in technology, market demand and customer requirements;
•	The enactment of more stringent domestic and international environmental laws and regulations;
•	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
•	The outcome of our review of strategic alternatives;
•	The ability to reduce our indebtedness levels;
•	The ability to recover our deferred tax assets;
•	The ability to successfully complete the Company’s new SAP platform initiative;
•	The ability to support the goodwill in our business segments;
•	The ability to be compliant with our debt covenants or obtain necessary waivers or amendments;
•	The ability to refinance or redeem our 7% senior notes on or before maturity on July 15, 2009; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION
Segment Net Sales (Unaudited)
(In millions)

	Quarter Ended
	December 31

	2008	2007
NET SALES

Polymer Additives	$286	$440
Performance Specialties	212	231
Consumer Products	94	111
Crop Protection	88	91
Other	10	18
Total Net Sales	$690	$891

	Twelve Months Ended
	December 31

	2008	2007
NET SALES

Polymer Additives	$1,580	$1,806
Performance Specialties	999	911
Consumer Products	516	567
Crop Protection	394	352
Other	57	111
Total Net Sales	$3,546	$3,747